As filed with the Securities and Exchange Commission on April 21, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT No. 333-118877
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT No. 333-102615
UNDER THE SECURITIES ACT OF 1933
VISTACARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1521534 (I.R.S. Employer Identification No.)

4800 North Scottsdale Road, Scottsdale, AZ (Address of Principal Executive Offices)	85251 (Zip Code)

VistaCare, Inc. 1998 Stock Option Plan
VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan
VistaCare, Inc. 2002 Employee Stock Purchase Plan
(Full title of the plans)
W. Bradley Bickham
Vice President and General Counsel
Odyssey HealthCare, Inc.
717 N. Harwood Street
Suite 1500
Dallas, Texas 75201
(Name and address of agent for service)
(214) 245-3176
(Telephone number, including area code, of agent for service)
copy to:
P. Gregory Hidalgo
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201-2975
(214) 220-7700
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

EXPLANATORY NOTE
This Post-Effective Amendment relates to the following Registration Statements of VistaCare, Inc. (“VistaCare”) filed on Form S-8 (collectively, the “Registration Statements”):
1.     Registration Statement No. 333-118877, filed on September 9, 2004, registering 800,000 shares of Class A Common Stock of VistaCare, par value $0.01 per share (the “Common Stock”) under the VistaCare, Inc. 1998 Stock Option Plan.
2.     Registration Statement No. 333-102615, filed on January 21, 2003, registering 3,700,000 shares of Common Stock under the VistaCare, Inc. 1998 Stock Option Plan, the VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan, and the VistaCare, Inc. 2002 Employee Stock Purchase Plan.
On March 6, 2006, pursuant to an Agreement and Plan of Merger, dated as of January 15, 2008, among VistaCare, Odyssey Healthcare Holding Company, a Delaware corporation (“Parent”), and OHC Investment, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into VistaCare (the “Merger”) with VistaCare surviving the Merger as a wholly-owned subsidiary of Parent. On March 6, 2008, VistaCare filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.
As a result of the Merger, VistaCare is terminating all offerings of its securities pursuant to its existing Registration Statements. Accordingly, VistaCare is filing this Post-Effective Amendment to the Registration Statements to de-register all shares of the Common Stock reserved for issuance under the 1998 Stock Option Plan, the 2002 Non-Employee Director Stock Option Plan, and the 2002 Employee Stock Purchase Plan, which remain unissued on the date of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment to its Registration Statements on Form S-8 (Registration Nos. 333-118877 and 333-102615) and has duly caused this Post-Effective Amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 17, 2008.

VISTACARE, INC.
By:	/s/ R. Dirk Allison
R. Dirk Allison
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registrant’s Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert A. Lefton Robert A. Lefton	Director, President and Chief Executive Officer (Principal Executive Officer)	April 17, 2008
/s/ R. Dirk Allison R. Dirk Allison	Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (Principal Financial and Accounting Officer)	April 17, 2008
/s/ James E. Buncher James E. Buncher	Director	April 17, 2008
/s/ Richard R. Burnham Richard R. Burnham	Director	April 17, 2008
/s/ John K. Carlyle John K. Carlyle	Director	April 17, 2008
/s/ David W. Cross David W. Cross	Director	April 17, 2008
/s/ Paul J. Feldstein Paul J. Feldstein	Director	April 17, 2008
/s/ Robert Ortenzio Robert Ortenzio	Director	April 2, 2008
/s/ Shawn S. Schabel Shawn S. Schabel	Director	April 17, 2008
/s/ David L. Steffy David L. Steffy	Director	April 8, 2008